Exhibit 99.1

AVI Press and Investor Contact:

Julie Rathbun

investorrelations@avibio.com

(541) 224-2575

AVI BioPharma Moving Corporate Headquarters to Greater Seattle Area

Company Expands R&D Teams; Prepares for Commercialization by Outsourcing Drug Manufacturing; Focuses BioDefense Capabilities

CORVALLIS, OR — July 30, 2009 — AVI BioPharma, Inc. (NASDAQ: AVII), a developer of RNA-based drugs, today announced the impending strategic move of its corporate headquarters and much of its leadership team to the greater Seattle area.  The company plans to build upon and broaden its clinical development and drug discovery skill base by drawing upon the region’s scientific expertise. The move will enable AVI to streamline its corporate operations and upgrade its capability to add new drug candidates to its pipeline in neuromuscular, immunological and viral diseases.

“AVI has reached a critical juncture in its evolution - our pipeline of new and novel RNA-based therapeutics is growing and already has sparked significant interest and excitement from the scientific, pharmaceutical and financial communities. As we continue to develop our lead candidates towards potential regulatory approval, our ability to fully build out our organization and develop AVI’s commercial capabilities will become a high priority,” said Leslie Hudson, Ph.D., President and Chief Executive Officer of AVI BioPharma. “This move to the biotechnology hub in Seattle provides us with important competitive advantages in accessing experienced executives, scientists and regional collaborators. We look forward to being active and engaged corporate citizens in the region.”

“The Puget Sound region is proud to be the home of approximately 200 life sciences organizations, as well as the host of world class universities, research institutes and prominent non-profit research organizations that together play an important and leading role in the global health community,” said Chris Rivera, President of the Washington Biotechnology and Biomedical Association.  “We are pleased and excited to welcome AVI - a leading innovator in RNA therapeutics - to the Washington biotechnology community. The company’s move to our region is yet another example of the area’s ability to attract top caliber talent and connect growing companies with the resources they need to thrive.”

AVI has signed a lease agreement for a 19,000 square feet facility in Bothell, Washington that includes office and laboratory space. AVI expects to have operations underway in this new facility in August 2009, including the company’s R&D efforts around its ongoing dose finding trial of AVI-4658 in patients with Duchenne muscular dystrophy (DMD). The company will relocate most of its leadership team to Seattle, relocate and recruit to its discovery teams in chemistry and biology, and also will add to its current teams in drug and business development.

AVI’s Corvallis, Oregon laboratories will remain fully operational and will be dedicated to biodefense contracting and drug supply. AVI is developing novel antisense drug candidates for the treatment of a range of viruses, including H1N1 influenza, Ebola, Marburg and Junín viruses in collaboration with the US Army Medical Research Institute of Infectious Diseases (USAMRIID).  This drug development effort is supported by several contracts from the Department of Defense’s Transformational Medical Technologies Initiative (TMTI). Recently, AVI signed a contract with the U.S. Defense Threat Reduction Agency (DTRA) for the development of one or more nucleotide-based candidate drugs targeting the present pandemic of H1N1 swine flu.

About AVI BioPharma

AVI BioPharma is focused on the discovery and development of RNA—based drugs utilizing proprietary derivatives of its antisense chemistry (morpholino-modified phosphorodiamidate oligomers or PMOs) that can be applied to a wide range of diseases and genetic disorders through several distinct mechanisms of action.  Unlike other RNA therapeutic approaches, AVI’s antisense technology has been used to directly target both messenger RNA (mRNA) and its precursor (pre-mRNA), allowing for both up- and down-regulation of targeted genes and proteins. AVI’s RNA—based drug programs are being evaluated for the treatment of Duchenne muscular dystrophy as well as for the treatment of cardiovascular restenosis through our partner Global Therapeutics, a Cook Group Company. AVI’s antiviral programs have demonstrated promising outcomes in Ebola Zaire and Marburg Musoke virus infections and may prove applicable to other viral targets such as HCV or Dengue viruses.   For more information, visit www.avibio.com.

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, the results of research and development efforts, the results of preclinical and clinical testing, the effect of regulation by the FDA and other agencies, the impact of competitive products, product development, commercialization and technological difficulties, and other risks detailed in the company’s Securities and Exchange Commission filings.